As filed with the United States Securities and Exchange Commission on June 16, 2021.
Registration No: 333-254888
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 3 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SANDBRIDGE ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	85-1615012 (I.R.S. Employer Identification Number)
1999 Avenue of the Stars, Suite 2088
Los Angeles, CA 90067
(424) 221-5743
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Ken Suslow, Chief Executive Officer
Sandbridge Acquisition Corporation
1999 Avenue of the Stars, Suite 2088
Los Angeles, CA 90067
(424) 221-5743
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Emily Oldshue Christopher Comeau Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 Telephone: (617) 951-7000	Benjamin Potter Ryan Maierson Drew Capurro Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Telephone: (650) 328-4600
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
☐	Large accelerated filer	☐	Accelerated filer
☒	Non-accelerated filer	☒	Smaller reporting company
		☒	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Class A common stock, par value $0.0001 per share(1)(2)	44,116,721	$9.91	$437,196,705.11	$47,698.16(5)
(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(2)
Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“Sandbridge Class A common stock” or “New Owlet common stock”), of the registrant (“Sandbridge”) estimated to be issued in connection with the business combination described herein (the “Business Combination”) other than to stockholders of Owlet Baby Care Inc. (“Owlet”) who have voted for the approval of the Business Combination prior to the date hereof. This number is based on the product of (a) the sum of (i) 5,608,844, the aggregate number of shares of common stock, par value $0.0001 per share, of Owlet outstanding as of March 22, 2021, (ii) 11,167,137, the aggregate number of shares of preferred stock, par value $0.0001 per share, of Owlet, outstanding as of March 22, 2021, (iii) 892,456, the aggregate number of shares of Owlet common stock issuable upon the cashless exercise of the Owlet warrants outstanding as of March 22, 2021 and, (iv) 695,107, the aggregate number of shares of Owlet preferred stock issuable upon the conversion of the Owlet convertible promissory notes outstanding as of March 22, 2021, and (v) 3,153,776, the aggregate number of shares of Owlet common stock issuable upon the cash exercise of Owlet options outstanding as of March 22, 2021, and (b) an estimated Exchange Ratio (as defined herein) of 2.050.

(3)
Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of 44,116,721 shares of Sandbridge Class A common stock and (ii) $9.91, the average of the high and low trading prices of Sandbridge Class A common stock on March 24, 2021 (within five business days prior to the date of this Registration Statement).

(4)	Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(5)	Previously paid.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Sandbridge Acquisition Corporation is filing this Amendment No. 3 to its registration statement on Form S-4 (File No. 333-254888) as an exhibit-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibit. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers.
Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
In accordance with Section 102(b)(7) of the DGCL, the Current Charter provides that a director will not be personally liable to Sandbridge or Sandbridge’s stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.
The Current Charter provides that Sandbridge will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.
Sandbridge has entered into indemnification agreements with each of its current directors and executive officers. These agreements require Sandbridge to indemnify these individuals to the fullest extent permitted under the DGCL against liabilities that may arise by reason of their service to Sandbridge, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
The Proposed Charter will provide for indemnification of New Owlet’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and New Owlet’s Bylaws will provide for indemnification of New Owlet’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL.
In addition, effective upon the Closing, New Owlet will have entered into indemnification agreements with its directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require New Owlet, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21.	Exhibits and Financial Statement Schedules.
The following exhibits are filed as part of this registration statement:
Exhibit	Description
2.1†*
Business Combination Agreement, dated as of February 15, 2021, by and among Sandbridge Acquisition Corporation, Project Olympus Merger Sub, Inc. and Owlet Baby Care Inc. (incorporated by reference to Exhibit 2.1 of Sandbridge’s Current Report on Form 8-K, filed with the SEC on February 16, 2021).

3.1*	Amended and Restated Certificate of Incorporation of Sandbridge Acquisition Corporation (incorporated by reference to Exhibit 3.1 of Sandbridge’s Form 8-K, filed with the SEC on September 18, 2020).
3.2*	Bylaws of Sandbridge Acquisition Corporation. (incorporated by reference to Exhibit 3.3 of Sandbridge’s Form S-1 (File No. 333-248320), filed with the SEC on August 24, 2020).
3.3*	Form of New Owlet Charter (included as Annex B to this proxy statement/prospectus).
3.4*	Form of New Owlet Bylaws (included as Annex C to this proxy statement/prospectus).
4.1*
Warrant Agreement, dated as of September 14, 2020, between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Sandbridge Acquisition Corporation’s Current Report on Form 8-K filed on September 18, 2020).

5.1*	Opinion of Ropes & Gray LLP as to the validity of the securities being registered.
10.1*	Form of Owlet, Inc. 2021 Incentive Award Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).
10.2*	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of Sandbridge’s Current Report on Form 8-K filed with the SEC on February 16, 2021).
10.3*	Form of Owlet, Inc. 2021 Employee Stock Purchase Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).
10.4*	Form of Amended and Restated Registration Rights Agreement, (incorporated by reference to Exhibit E to Exhibit 2.1 of Sandbridge’s Current Report on Form 8-K filed with the SEC on February 16, 2021).
10.5*
Sponsor Letter Agreement, dated as of February 15, 2021, by and among Sandbridge Acquisition Holdings LLC, certain initial stockholders of Sandbridge and Owlet, Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F).

10.6*	Form of Stockholders Agreement (incorporated by reference to Exhibit G of Exhibit 2.1 of Sandbridge’s Current Report on Form 8-K filed with the SEC on February 16, 2021).
10.7*	Owlet Baby Care Inc. 2014 Equity Incentive Plan.
10.7(a)*	Form of Owlet Baby Care Inc. Stock Option Grant Notice under the 2014 Equity Incentive Plan.
10.7(b)*	Form of Restricted Stock Grant Agreement Award Notice under the 2014 Equity Incentive Plan.
10.7(c)*	Form of Restricted Stock Unit Award Agreement under the 2014 Equity Incentive Plan.
10.8*	Amended and Restated Offer of Employment Letter, dated as of March 30, 2021, by and between Owlet, Inc. and Michael Abbott.
10.9*	Amended and Restated Offer of Employment Letter, dated as of March 29, 2021, by and between Owlet, Inc. and Kurt Workman.
10.10*	Offer of Employment Letter, dated as of March 3, 2021, by and between Owlet, Inc. and Kate Scolnick.
10.11*	Manufacturing and Supply Agreement, dated as of June 21, 2018, by and between Owlet Baby Care Inc. and Shenzhen Aoni Electronic Co., Ltd.
10.12*	Subscription Agreement, dated as of May 20, 2014, by and between Owlet Baby Care Inc. and Ayla Networks, Inc.
10.12(a)*	Amendment to Subscription Agreement, dated as of July 14, 2020, by and between Owlet Baby Care Inc. and Ayla Networks, Inc.
10.13#*	Manufacturing Services Agreement, dated as of October 24, 2017, by and between Owlet Baby Care Inc. and Benchmark Electronics, Inc.
10.13(a)*	Amendment No. 1 to Manufacturing Services Agreement, dated as of July 5, 2018, by and between Owlet Baby Care Inc. and Benchmark Electronics, Inc.

Exhibit	Description
10.13(b)*	Amendment No. 2 to Manufacturing Services Agreement, dated as of September 23, 2020, by and between Owlet Baby Care Inc. and Benchmark Electronics, Inc.
10.14#*	Kalay Service and License Agreement, dated as of January 31, 2018, by and between Owlet Baby Care Inc. and ThroughTek Co. Ltd.
10.15#*	Second Amended and Restated Loan and Security Agreement, dated as of April 22, 2020, by and between Owlet Baby Care Inc. and Silicon Valley Bank.
10.15(a)*	First Amendment to Second Amended and Restated Loan and Security Agreement, dated as of April 23, 2020, by and between Owlet Baby Care Inc. and Silicon Valley Bank.
10.15(b)*	Second Amendment to Second Amended and Restated Loan and Security Agreement, dated as of September 22, 2020, by and between Owlet Baby Care Inc. and Silicon Valley Bank.
10.15(c)#*	Default Waiver, Consent, and Third Amendment to Second Amended and Restated Loan and Security Agreement, dated as of March 10, 2021, by and between Owlet Baby Care Inc. and Silicon Valley Bank.
10.15(d)#*	Fourth Amendment to Second Amended and Restated Loan and Security Agreement, dated as of May 14, 2021, by and between Owlet Baby Care Inc. and Silicon Valley Bank.
10.15(e)#*	Fifth Amendment to Second Amended and Restated Loan Security Agreement, dated as of May 25, 2021, by and between Owlet Baby Care Inc. and Silicon Valley Bank.
10.16*	Form of Indemnification Agreement
16.1*	Letter from Tanner LLC, dated as of February 15, 2021.
23.1	Consent of WithumSmith+Brown, PC.
23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.3*	Consent of Ropes & Gray LLP (included in Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on signature page to the proxy statement/prospectus which forms part of this registration statement).
99.1*	Form of Preliminary Proxy Card.
99.2*	Consent of Michael Abbott to be named as a director.
99.3*	Consent of Amy McCullough to be named as a director.
99.4*	Consent of Lior Susan to be named as a director.
99.5*	Consent of Kurt Workman to be named as a director.
99.6*	Consent of Zane Burke to be named as a director.
99.7*	Consent of Laura Durr to be named as a director.
99.8*	Consent of John Kim to be named as a director.
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document
†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

#	Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Regulation S-K, Item (601)(b)(10).
*	Previously filed.

Item 22.	Undertakings.
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.
To reflect in the proxy statement/prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the

Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 16, 2021.
SANDBRIDGE ACQUISITION CORPORATION

By:	/s/ Ken Suslow
Name: Ken Suslow
Title: Chief Executive Officer
POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Name	Title	Date

/s/ Ken Suslow	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	June 16, 2021
Ken Suslow

*	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2021
Richard Henry

*	Director	June 16, 2021
Domenico De Sole

*	Director	June 16, 2021
Mike Goss

*	Director	June 16, 2021
Krystal Kahler

*	Director	June 16, 2021
Ramez Toubassy

*	Director	June 16, 2021
Jamie Weinstein
*By:	/s/ Ken Suslow
Ken Suslow, Attorney-in-Fact